Exhibit 10.17

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), dated as of July 20, 2020 (the “Effective Date”) is by and between GAMIDA CELL, INC., a Delaware Corporation (the “Company”), and MICHELE KORFIN (the “Employee”) (individually, each a “Party” and collectively, the “Parties”).

WHEREAS, in recognition of the Employee’s experience and abilities, the Company desires to assure itself of the employment of the Employee in accordance with the terms and conditions provided herein; and

WHEREAS, the Employee seeks to be employed by the Company and to perform services for the Company and its affiliated entities in accordance with the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the Parties herein contained, and intending to be legally bound hereby, the Parties hereto agree as follows:

1. Employment. The Company hereby agrees to employ the Employee, and the Employee hereby agrees to be employed by the Company and to perform services for the Company, its subsidiaries and affiliates, on the terms and conditions set forth herein (the “Employment”).

2. Term. Unless otherwise mutually agreed by the Parties in writing, the Employment shall commence on August 15, 2020 (the “Start Date”), and shall continue until terminated by either the Employee or the Company, pursuant to Section 7 hereof (the period of Employment pursuant to this Agreement, the “Term”). Notwithstanding the foregoing, if Tyme Technologies, Inc., Employee’s current employer (“Tyme”), requires Employee to continue to provide full-time services to Tyme after August 15, 2020 because the current annual “Employment Period” under Employee’s agreement with Tyme does not expire until October 9, 2020, Employee shall have the right to delay the Start Date until the date that is one (1) business day after Employee’s last day as an employee at Tyme, but in no event shall the Start Date be later than October 10, 2020.

3. Positions. During the Term, the Employee shall serve as the Company’s Chief Commercial Officer and Chief Operating Officer (the “Positions”).

4. Duties and Reporting Relationship. During the Term, the Employee shall devote one hundred percent of the Employee’s regular business time and, on a full-time basis, use the Employee’s skills and render services to the best of the Employee’s abilities on behalf of the Company. The Employee shall report directly to the Chief Executive Officer of the Company (the “Supervisor”). The Employee agrees that to the best of the Employee’s ability, the Employee will make all efforts to loyally and conscientiously perform the duties and obligations required of and from the Employee pursuant to the terms of this Agreement. The Employee shall be responsible for all duties reasonably associated with the Positions, as determined by the Supervisor, as may be updated from time to time. The Employee shall comply with all of the lawful policies and procedures of the Company.

5. Place of Performance. The Parties agree that the Employee shall work from the Employee’s home office in New Jersey and travel to the Company’s Boston, Massachusetts office on an as-needed basis, as determined reasonably appropriate by the Company. The Employee acknowledges and agrees that, in connection with the Employment for the Company, on an as-needed basis, the Employee will be required to travel throughout North America as well as outside of the North America geographical area, including but not limited to the State of Israel.

6. Compensation and Related Matters.

(a) Annual Base Salary. During the Term, the Company shall pay to the Employee an annual base salary (the “Base Salary”) at a rate of Four Hundred and Twenty-Five Thousand United States Dollars ($425,000), to be paid on a prorated basis in conformity with the Company’s payroll policies relating to its employees, in each case less applicable withholdings and deductions, not less frequently than twice each month. The Positions qualify as exempt from overtime payments for hours worked in excess of forty (40) per week, and the Employee will therefore not be entitled to any such overtime compensation. Employee’s Base Salary shall be reviewed annually as part of the Company’s normal salary review process by the Company and may be increased by the Company in its sole discretion. For the avoidance of doubt, any such increased annual base salary shall be considered Employee’s “Base Salary” for all purposes of this Agreement.

(b) Annual Target Bonus. In addition to the compensation set forth above in Section 6(a), following each calendar year, the Employee shall be eligible for an annual target bonus of up to Forty Percent (40%) of the Base Salary as in effect at the start of that calendar year, upon the attainment of goals and targets established in writing by the Company’s Board of Directors (the “Board”), with such annual target bonus (if earned and declared) to be paid to the Employee in the payroll cycle for March of the year that immediately follows such calendar year, less applicable withholdings and deductions (the “Annual Target Bonus”).

(c) Benefits. During the Term hereof, the Employee shall be entitled to the following benefits:

(i)	Health Insurance. The Company shall make available to the Employee health insurance coverage for the Employee, in accordance with the policies obtained by the Company on behalf of similarly situated employees. Such health insurance shall include medical, dental and vision coverage.

(ii)	401(k). The Employee shall be eligible to participate in the Company’s 401(k) Plan, in accordance with the terms of such Plan.

(iii)	Disability Coverage; D & O Insurance. The Employee shall be eligible for both short-term and long-term disability coverage in accordance with the plans secured by the Company and made available to similarly situated employees. In addition, the Employee will be insured under the Company’s D & O liability coverage, pursuant to the terms of such coverage.

(iv) Stock Options. The Company shall recommend to the Board of Directors of Gamida Cell Ltd., the Company’s parent entity (the “Board” and the “Parent”, respectively), that the Employee be granted - within ten (10) business days after the Start Date - options to purchase 500,000 ordinary shares of the Parent (the “Options”), pursuant to the terms of the Parent’s Stock Incentive Plan and applicable grant agreements, as approved and adopted by the Board (all applicable agreements, collectively, the “Plans”), which Options, except as provided in Section 7(g)(v) below, shall vest as follows: 25%of the Options on the first anniversary of the Start Date and additional 6.25% of the Options at the end of each subsequent three-month period thereafter over the course of the following three (3) years, provided that the Employee remains employed by the Company or its subsidiary on such vesting dates. All matters related to such Options, including but not limited to the exercise price and the required execution of any governing agreement and/or other documentation, shall be subject to the sole discretion of the Board. It is understood that nothing herein is intended to constitute a grant of, or right to, any share capital of the Company, and it is hereby confirmed that the Employee shall be solely responsible for any tax liability incurred in connection with the Options, including but not limited to with respect to the grant, exercise, and/or sale of such Options.

(v)	Paid Time Off.

(1)	Vacation. The Employee shall be entitled to take twenty (20) days of vacation per calendar year, with such days to be prorated for partial years of employment. It is agreed that the Employee shall coordinate the timing of taking such vacation days with the Supervisor. The Employee shall be entitled to carry over accrued but unused vacation days from one calendar year into the following calendar year, but at no time shall the Employee accrue more than twenty (20) days of vacation.

(2)	Holidays. In addition to vacation days, the Employee shall be entitled to take off the following paid holidays each calendar year: New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Eve, Christmas Day and New Year’s Eve. The Company does not pay out worked holidays.

(3)	Sick Time. The Employee will be eligible to take paid sick time off from work, in accordance with applicable law, up to a maximum of forty (40) hours per calendar year. Accrued but unused sick time shall be carried over from one calendar year to the following calendar year, with a maximum of forty (40) hours to be used for purposes of sick time in any given calendar year.

(4)	Separation from the Company. Upon the Employee’s termination of employment by the Company or the Employee’s resignation, the Employee will be entitled to the payout of any accrued but unused vacation days, but will not be eligible for payout on account of unused sick time or worked holidays.

(vi)	Company Property. The Company shall provide the Employee with Company property, including but not limited to a laptop, which shall remain at all times the property of the Company, to be used by the Employee in accordance with Company guidelines. Upon the Employee’s termination of employment for any reason, the Employee will be obligated to immediately return the laptop to the Company.

(vii)	Business Expenses. The Employee will be eligible for reimbursement of preapproved reasonable business expenses, including cell phone expenses as per a mutually agreed upon cell phone plan, as well as other expenses incurred in accordance with the Company’s business expense reimbursement policies, as may be updated from time to time by the Company.

(d) Section 409A of the Internal Revenue Code of 1986, as amended. The Parties hereby affirm that with respect to any and all payments and benefits under this Agreement, the intent is that such payments and benefits either: (i) do not constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Internal Revenue Code (“Section 409A”), and therefore are exempt from Section 409A, (ii) are subject to a “substantial risk of forfeiture” and are exempt from Section 409A under the “short−term deferral rule” set forth in Treasury Regulation §1.409A−1(b)(4), or (iii) are in compliance with Section 409A. In any event, the Parties further confirm that they intend to have all provisions of this Agreement construed, interpreted and administered in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(e) The Employee shall be responsible for the payment of applicable taxes and other compulsory payments imposed by law on the Employee, in respect of, or resulting from, the compensation and the benefits paid or granted to, or received by the Employee, or contributed by the Company, or to which the Employee is or may be entitled, pursuant to this Agreement or the Employee’s employment with the Company. The Company shall withhold or deduct from any payment or compensation to which the Employee is entitled, applicable amounts as required by law.

7. Termination. The Employee’s Employment hereunder may be terminated without breach of this Agreement as set forth below:

(a) Death; Disability. The Employee’s Employment hereunder shall terminate upon the Employee’s death or “Disability” (as hereafter defined). Upon any such termination, the Employee (or, in the event of the Employee’s death, the Employee’s estate) shall receive the Base Salary through the “Date of Termination” (as hereafter defined), as well as (i) reimbursement for unpaid business expenses through such date and (ii) any fully earned and declared but unpaid Annual Target Bonus as of the Date of Termination. The Employee (and, in the event of the Employee’s death, the Employee’s estate) shall not be entitled to any other amounts or benefits from the Company or otherwise. For purposes of this Agreement, “Disability” shall mean the inability of the Employee to perform the Employee’s duties on account of a physical or mental illness for a period of sixty (60) consecutive days, or for ninety (90) days in any six (6) month period. Notwithstanding anything contained herein to the contrary, during any period of Disability, the Company shall not be obligated to pay any compensation or other amounts to the Employee, except as mandated by applicable law.

(b) Cause. The Company may terminate the Employee’s Employment hereunder for Cause at any time upon written notice to Employee.

(i)	For purposes of this Agreement, the Company shall have “Cause” to terminate the Employee’s Employment hereunder upon the Employee’s:

(1)	commission of fraud, embezzlement, gross negligence, an act or acts constituting a felony under the laws of the United States or any state thereof, or a willful or grossly negligent act or omission which results in an assessment of a civil or criminal penalty against the Employee, or the Company or its affiliates;

(2)	willful or continued failure to substantially perform the Employee’s duties as directed by the Company; or

(3)	violation of the terms of this Agreement or of the Undertaking (as defined below) attached hereto as Schedule A in any material respect.

(ii)	A purported termination of Employee’s employment for Cause shall not be effective unless (A) the Company provides written notice to Employee of the facts alleged by the Company to constitute Cause and such notice is delivered to Employee no more than 90 days after the Company has actual knowledge of such facts and (B) Employee has been given an opportunity of no less than 10 days after receipt of such notice to cure the circumstances alleged to give rise to Cause, and the Company has cooperated in good faith with Employee’s efforts to cure such condition or circumstance, but only to the extent that such circumstances are reasonably curable.

(iii)	In the event that the Company terminates the Employee’s Employment for Cause, the Employee shall receive the Base Salary through the Date of Termination, as well as reimbursement for approved but unpaid business expenses through such date. The Employee shall not be entitled to any other amounts or benefits from the Company.

(c) Termination without Cause/Resignation. The Employee’s Employment hereunder may be terminated (i) following the three (3) month anniversary of the Start Date, by the Company at any time, or, (ii) following the three (3) month anniversary of the Start Date, by the Employee upon the Employee’s resignation. In the event of the termination of the Employee’s Employment by the Company for any reason (other than a termination for Cause), or the Employee’s resignation for any reason, it is agreed that one Party shall give the other Party one (1) month’s notice of such termination in accordance with Section 7(d) hereunder. In the event of the Company’s termination of Employee’s Employment for any reason (other than a termination for Cause) or Employee’s resignation for any reason: (i) the Employee shall receive the Base Salary through the Date of Termination, reimbursement for approved but unpaid business expenses through the Date of Termination, any fully earned and declared but unpaid Annual Target Bonus as of the Date of Termination, and, if applicable, the separation benefits described in Section 7(g), and (ii) the Company shall have the right to determine whether or not the Employee will actively work during the notice period.

(d) Notice of Termination. Any termination of the Employee’s Employment by the Company or by the Employee (other than termination upon the death of the Employee) shall be communicated by written Notice of Termination by such Party to the other in accordance with Section 9 of this Agreement. Such Notice of Termination shall specify the last day of the Employee’s Employment with the Company.

(e) Date of Termination. “Date of Termination” shall mean: (i) if the Employee’s Employment is terminated by the Employee’s death, the date of the Employee’s death, or (ii) if the Employee’s Employment is terminated pursuant to any of the other terms set forth herein, the date specified in the Notice of Termination.

(f) Transition. Regardless of the circumstances surrounding the Employee’s termination of Employment, the Employee hereby agrees that upon the Employee’s termination of Employment, the Employee will return to the Company all Company property and will make reasonable efforts to facilitate the orderly transition of the Employee’s duties and responsibilities. Any such transition assistance following Employee’s last day of employment with the Company, shall be at no out-of-pocket cost or expense to the Employee and shall be subject to Employee’s commitments to any new employer.

(g) Separation Benefits.

(i)	Severance and Non-Compete Payments and COBRA Coverage after Termination by the Company not for Cause. In the event of the Company’s termination of Employee’s Employment not for Cause, (a) the Employee shall be entitled to a lump sum severance payment equal to six (6) months’ Base Salary, less applicable deductions and withholdings, (b) the Employee shall be entitled to payment during the first six (6) months of the noncompetition period as set forth in Section 2.1 of the Confidentiality and Ownership of Inventions, Unfair Competition, and Non-Solicitation Undertaking attached hereto, at the same rate as the Base Salary, less applicable deductions and withholdings, and (c) the Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period of six (6) months following the date upon which the Release (defined below) becomes effective, provided Employee timely elects and pays for COBRA coverage. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage.

(ii)	Severance and Non-Compete Payments and COBRA Coverage after Employee’s Resignation from Employment for Good Reason. In the event of the Employee’s resignation from Employment for Good Reason, (a) the Employee shall be entitled to a lump sum severance payment equal to six (6) months’ Base Salary, less applicable deductions and withholdings, (b) the Employee shall be entitled to payment during the first six (6) months of the noncompetition period as set forth in Section 2.1 of the Confidentiality and Ownership of Inventions, Unfair Competition, and Non-Solicitation Undertaking attached hereto, at the same rate as the Base Salary, less applicable deductions and withholdings, and (c) the Company shall reimburse Employee for the payments Employee makes for COBRA coverage for a period of six (6) months following the date upon which the Release becomes effective, provided Employee timely elects and pays for COBRA coverage. COBRA reimbursements shall be made by the Company to Employee consistent with the Company’s normal expense reimbursement policy, provided that Employee submits documentation to the Company substantiating Employee’s payments for COBRA coverage.

(iii)	For purposes of this Agreement, “Good Reason” means (i) a material reduction in the Employee’s title, duties or obligations at the Company (unless such material reduction takes place within twelve (12) months following a Change in Control, in which case such material reduction shall not qualify as Good Reason), (ii) relocation of Employee’s primary place of work to a location more than 25 miles from Employee’s home, or (iii) a violation of the terms of this Agreement by the Company in any material respect, or (iv) solely for purpose of Section 7(g)(v) below – the expiration of a 12-month period following a Change in Control (as defined below) if Employee has continuously been employed with the Company until such time. A purported resignation by Employee for Good Reason shall not be effective unless (A) Employee provides written notice to the Company of the circumstances alleged by Employee to constitute Good Reason and such notice is delivered to the Company no more than 30 days after the occurrence of such circumstances and (B) Employee has cooperated in good faith with Company’s efforts to cure such circumstance, and the Company fails to cure such circumstances within thirty (30) days of receiving such written notice from the Employee.

(iv)	For purposes of this Agreement, a “Change in Control” shall mean a sale of all or substantially all of the shares or assets of the Parent, or a merger, consolidation or similar event pursuant to a transaction or series of related transactions in which a third party acquires more than fifty percent (50%) of the voting power of the Parent immediately prior to such event, and the stockholders of the Parent immediately prior to such event do not retain a majority of the voting power in the surviving corporation or in the parent company of the surviving entity (other than the reincorporation of the Company Parent and other than a direct equity investment in the Parent).

(v)	Acceleration of Options. In the event of a Change in Control, (i) 50% of the then unvested Options and 50% of any other then unvested equity awards of the Company held by Employee shall fully vest as of immediately prior to such Change in Control, provided that the Employee signs (and does not revoke, as applicable) the Release (as defined and otherwise set forth below). In addition, if the Employee’s Employment is terminated by the Company without Cause or the Employee resigns from Employment for Good Reason, in either case, within twelve (12) months following a Change in Control, or if Employee is continuously employed with the Company until expiration of a twelve (12)-month period following a Change in Control, then any Options and other equity awards of the Company that have been granted to the Employee as of the Date of Termination shall fully vest and become exercisable on such date in accordance with the terms of the applicable Plans, provided that the Employee signs (and does not revoke, as applicable) the Release. The provisions of this Section 7(g)(v) shall apply only if and to the extent permitted by the Compensation Policy of the Parent as in effect from time to time. The Company agrees that the Parent will seek shareholder approval at the 2020 annual shareholders’ meeting of Parent for an amendment of the Compensation Policy to permit the foregoing, yet such approval is not assured.

(vi)	Conditions Precedent. Any severance payments, benefits, or acceleration contemplated by this Section 7(g) are conditional on Employee: (i) continuing to comply with the terms of this Agreement and the Undertaking; and (ii) signing and not revoking a separation agreement and release of known and unknown claims in the form provided by the Company (including nondisparagement and no cooperation provisions) (the “Release”) and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date or such earlier date required by the release (such deadline, the “Release Deadline”). If the Release does not become effective by the Release Deadline, Employee will forfeit any rights to severance payments, benefits, or acceleration under this Section 7(g) or elsewhere in this Agreement. Any severance payments under this Agreement that would not be considered deferred compensation subject to Section 409A will be paid on, or, in the case of installments, will not commence until, the first payroll date that occurs on or after the date the Release becomes effective.

(vii)	Deferred Compensation. Notwithstanding anything in this Agreement to the contrary, no amount deemed deferred compensation subject to Section 409A that is designated to be paid upon the Employee’s termination of employment shall be payable pursuant to this Agreement unless the Employee’s termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”). Notwithstanding anything in this Agreement to the contrary, if the Employee is deemed by the Company at the time of the Employee’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which the Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of the Employee’s benefits shall not be provided to the Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s Separation from Service with the Company or (B) the date of the Employee’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence will be paid in a lump-sum to the Employee (or the Employee’s estate or beneficiaries), and any remaining payments due to the Employee under this Agreement shall be paid as otherwise provided herein. For purposes of Section 409A, the Employee’s right to receive any installment payments under this Agreement will be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

8. Employee Representations.

(a) The Employee hereby represents and warrants that the Employee’s performance of the terms of this Agreement will not breach any written or oral agreement entered into by the Employee with a former employer or with any other third party. The Employee further represents and warrants that the Employee will not engage in additional employment or recreational activities that would in any way pose a conflict of interest with the Employment.

(b) The Employee hereby confirms that the Employee is not owed any amounts or entitled to any benefits from the Company and/or its affiliates for any period of employment, consulting or services provided by the Employee prior to the Effective Date, whether to the Company or to any of its affiliated entities, and that the Employee has been paid in full any amounts which may be due to the Employee on the part of the Company and/or its affiliates on account of any such period of employment, consulting or services provided.

(c) The Employee hereby acknowledges that the Employee’s signing of the Confidentiality, and Ownership of Inventions, Unfair Competition and Non-Solicitation Undertaking attached hereto as Schedule A (the “Undertaking”) constitutes a precondition of the Employment. The Employee further affirms that this Agreement and the Undertaking constitute the entire understanding of the Parties with respect to the subject matter hereof and supersede any understanding or agreement, whether oral or written between the Company and the Employee.

(d) The Employee understands that the Employment and obligations of the Company pursuant to this Agreement are conditioned upon the Employee’s presenting to the Company and maintaining, in each case as required by applicable law, authorization to work in the United States. It is understood that absent such work authorization, the terms of this Agreement shall be null and void, and the Company shall have no obligations hereunder. In the event that the Employee is actively employed by the Company at the time of a lapse in the Employee’s work authorization for any reason, the Employment shall immediately terminate and the Company shall have no obligations with respect to the Employee or pursuant to this Agreement.

(e) The Employee acknowledges that the Employee has been advised to obtain independent counsel to evaluate the terms, conditions and covenants set forth in this Agreement and its attached Schedule A, and the Employee has been afforded ample opportunity to obtain such independent advice and evaluation. The Employee warrants to the Company that the Employee has relied upon such independent counsel and not upon any representation (legal or otherwise), statement or advice said or offered by the Company or the Company’s counsel in connection with this Agreement.

9. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by email or first-class mail, certified or registered, and shall be deemed to have been duly given three (3) days after mailing, twenty-four (24) hours after transmission of email, or immediately upon acknowledgement of receipt, as follows:

If to the Company:	GAMIDA CELL, INC.
Attention: Julian Adams, CEO
673 Boylson St., Boston MA
Julian@Gamida-cell.com

If to the Employee:	MICHELE KORFIN
[***]

or as otherwise indicated as per the Company’s personnel records for the Employee.

10. Remedies of the Company. Upon any termination of the Employment for Cause, the reasons for which may cause irreparable harm to the Company, the Company shall be entitled to institute and prosecute proceedings to obtain injunctive relief and damages, costs and expenses, including, without limitation, reasonable attorneys’ fees and expenses.

11. Attorneys Fees. In any proceeding to enforce the terms and conditions of this Agreement or the Undertaking, the prevailing party (as determined by the applicable court or arbitrator) shall be entitled to reimbursement for its reasonable attorneys’ fees and expenses.

12. Arbitration. Except as set forth above in Section 10 above and as set forth in the Undertaking, the Employee and the Company agree that any claim, controversy or dispute between the Employee and the Company (including, without limitation, its affiliates, officers, Employees, representative or agents) arising out of or relating to this Agreement, the Employment of the Employee, the cessation of Employment of the Employee, or any matter relating to the foregoing shall be submitted to and settled by arbitration pursuant to the Federal Arbitration Act in a forum of the American Arbitration Association (“AAA”) located in the State of New York and applying the substantive law of the State of Delaware, unless otherwise mutually agreed upon by the Parties, and conducted in accordance with the National Rules for the Resolution of Employment Disputes. In such arbitration, the Parties shall agree upon a single arbitrator, who shall: (i) agree to treat as confidential evidence and other information presented by the Parties to the same extent as Confidential Information under the Undertaking must be held confidential by the Employee, (ii) have no authority to amend or modify any of the terms of this Agreement, and (iii) have ten (10) business days from the closing statements or submission of post-hearing briefs by the Parties to render his or her decision. Any arbitration award shall be final and binding upon the Parties, and any court, state or federal, having jurisdiction may enter a judgment on the award.

13. Enforceability of this Agreement.

(a) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision hereunder. If a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy only the portions of this Agreement that violate such statute or public policy shall be stricken, and all other portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, if any one or more of the provisions contained in this Agreement is determined by a court of competent jurisdiction in any State to be excessively broad as to duration, scope, activity or subject, or is unreasonable or unenforceable under the laws of such State, such provisions will be construed by limiting, reducing, modifying or amending them so as to be enforceable to the maximum extent permitted by the law of that State. If the Agreement is held unenforceable in any jurisdiction, such holding will not impair the enforceability of the Agreement in any other jurisdiction.

(b) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

(c) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Employee and the Company. No waiver by either Party hereto at any time or any breach by the other Party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

(d) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Delaware without regard to its conflicts of law principles, unless otherwise mutually agreed upon by the Parties.

(e) The Company shall have the right to assign its rights and obligations under this Agreement to any individual, entity, corporation or partnership that succeeds to all or a portion of the relevant business or assets of the Company. This Agreement is personal to the Employee, and the Employee may not assign the Employee’s rights and obligations under this Agreement to any third party.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as set forth below.

GAMIDA CELL, INC.

Date:	July 16, 2020

By:	/s/ Julian Adams
Julian Adams, Chief Executive Officer

MICHELE KORFIN

/s/ Michele Korfin

Dated:	July 20, 2020

SCHEDULE A:

CONFIDENTIALITY AND OWNERSHIP OF INVENTIONS, UNFAIR COMPETITION AND NON-SOLICITATION UNDERTAKING

This CONFIDENTIALITY AND OWNERSHIP OF INVENTIONS, UNFAIR COMPETITION AND NON-SOLICITATION UNDERTAKING (“Undertaking”) is made and given as of July 20, 2020 by MICHELE KORFIN (the “Employee”).

WHEREAS, the Employee wishes to be employed with and provide services that are of particular and special value to Gamida Cell, Inc. (together with its direct or indirect parent, subsidiary and affiliated companies, and its and their respective successors and assigns – the “Company”); and

WHEREAS, it is critical for the Company to preserve and protect its Confidential Information, and its rights in Inventions and in all related intellectual property rights; and

WHEREAS, this Undertaking is a condition to Employee’s employment with the Company pursuant to that certain Employment Agreement dated July 20, 2020, between Employee and the Company (as may be amended from time to time, the “Employment Agreement”).

NOW, THEREFORE, as a condition to Employee’s engagement with the Company, Employee hereby undertakes and warrants towards the Company as follows:

1.	Confidentiality.

1.1 Employee acknowledges that during the term of the Employee’s engagement with the Company, and including any period during which the Employee provided services to any Company entity at any time prior to the date hereof, the Employee may have (or may have had) access to information that relates to the Company, its business, assets, financial condition, affairs, activities, plans and projections, customers, suppliers, partners, and other third parties with whom the Company agreed or may agree, from time to time, to hold information of such parties in confidence (the “Confidential Information”). Confidential Information shall include, without limitation, information, whether or not marked or designated as confidential, concerning technology, products, research and development, patents, copyrights, Inventions, trade secrets (as defined by the Defend Trade Secrets Act, 18 U.S.C. § 1839(3) and any applicable state law), test results, formulae, processes, data, know-how, marketing, promotion, business and financial plans, policies, practices, strategies, surveys, analyses and forecasts, financial information, customer lists, agreements, transactions, undertakings and data concerning employees, consultants, officers, directors, and shareholders. Confidential Information includes information in any form or media, whether documentary, written, oral, magnetic, electronically transmitted, through presentation or demonstration or computer generated. Confidential Information shall not include information that has become part of the public domain not as a result of a breach of any obligation owed to the Company by Employee or any third party.

1.2 Employee acknowledges and understands that the engagement of the Employee with the Company and the access to Confidential Information creates a relationship of confidence and trust with respect to such Confidential Information.

1.3 During the term of Employee’s engagement with the Company and at any time after termination or expiration thereof, for whatever reason, subject to Section 1.4 below, Employee shall keep in strict confidence and trust, shall safeguard, and shall not disclose to any person or entity, nor use for the benefit of any party other than the Company, any Confidential Information, other than with the prior express consent of the Company, unless the Employee has an independent right or obligation to make such disclosure pursuant to applicable local, state or federal law, provided, that Employee gives the Company prompt notice of such requirement to disclose so that the Company may seek a protective order or other appropriate remedy, and provided further, that Employee shall furnish only that portion of the Confidential Information which is legally required to be disclosed, and shall exercise all reasonable efforts to obtain confidential treatment for such information.

1.4 Notice of Immunity: Employee acknowledges that via this paragraph the Company is providing the Employee with written notice that the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), provides immunity for the disclosure of a trade secret for the purpose of reporting a suspected violation of law and/or in an anti-retaliation lawsuit, in that (i) an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, in each case solely for the purpose of reporting or investigating a suspected violation of law, or where such disclosure is made via a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal, and (ii) an individual who files a lawsuit for retaliation by an employer or contracting party on account of the individual having reporting a suspected violation of law, may disclose the relevant trade secret to the individual’s attorney and may use such trade secret information in the applicable court proceeding, as long as any document containing such trade secret is filed under seal, and as long as the individual does not disclose such trade secret, except pursuant to court order.

1.5 All right, title and interest in and to Confidential Information are and shall remain the exclusive property solely of the Company or the property of the third party providing such Confidential Information to the Company, as the case may be. Without limitation of the foregoing, Employee agrees and acknowledges that all memoranda, books, notes, records, email transmissions, charts, formulae, specifications, lists and other documents (contained on any media whatsoever) made, reproduced, compiled, received, held or used by Employee in connection with the engagement with the Company or that otherwise relates to any Confidential Information (the “Confidential Materials”), shall be the exclusive property solely of the Company and shall be deemed to be Confidential Information. All originals, copies, reproductions and summaries of the Confidential Materials shall be delivered by Employee to the Company upon termination or expiration of Employee’s engagement with the Company for any reason, or at any earlier time at the request of the Company, without Employee retaining any copies thereof.

1.6 During the term of Employee’s engagement with the Company, Employee shall not remove from the Company’s offices or premises any Confidential Materials unless and to the extent necessary in connection with the duties and responsibilities of the Employee and permitted pursuant to the then applicable policies and regulations of the Company. In the event that any such Confidential Materials are duly removed from the Company’s offices or premises, Employee shall take all actions necessary in order to secure the safekeeping and confidentiality of such Confidential Materials and return the Confidential Materials to their proper files or location as promptly as possible after such use.

1.7 During the term of Employee’s engagement with the Company, Employee will not improperly use or disclose any Confidential Information, and will not bring onto the premises of the Company any unpublished documents or any property, in each case belonging to any former employer or any other party to whom Employee has an obligation of confidentiality and/or non-use (including, without limitation, any academic institution or any entity related thereto), unless generally available to the public or consented to by such third party in a writing addressed to the Company.

2.	Unfair Competition and Non-Solicitation.

2.1 Employee undertakes that during the term of engagement with the Company and the Tail Period (as defined below), regardless of the reason for Employee’s separation from Company, Employee shall not, directly or on behalf of any other third party: (i) engage in or establish or otherwise become involved in, either as an employee, owner, partner, agent, shareholder, director, consultant or otherwise, any business, occupation, work or any other activity involving stem cell therapies and/or NK cells, in each case relating to the treatment of cancer; (ii) solicit, hire or retain as an employee, consultant or otherwise, any employee of the Company or induce or attempt to induce any such employee to terminate or reduce the scope of such employee’s employment with the Company; and (iii) solicit or induce, or attempt to solicit or induce, any employee, consultant, service provider, business partner, agent, distributor, supplier or customer of the Company, or any third party with respect to which the Company took substantial steps to engage as an employee or as any of the foregoing capacities during the period of Employee’s engagement with the Company, to terminate, reduce or modify the scope of its or their engagement with the Company or work for, in any capacity, a competitor of the Company. It is understood that the restrictions set forth in Section 2.1(i) above shall apply only to those geographical areas in which the Company actively conducts, or takes meaningful steps to actively conduct its business during the period of Employee’s employment at the Company. By signing this Undertaking, Employee represents and confirms that the restrictions set forth in this paragraph are not unduly burdensome, financially or otherwise, for the Employee. For purposes of this Undertaking, the “Tail Period” means (i) in the event Employee’s separation from the Company arises from a termination by the Company not for Cause (as defined in the Employment Agreement) or a resignation by the Employee for Good Reason (as defined in the Employment Agreement), eighteen (18) months provided that the severance pursuant to Section 7(g) of the Employment Agreement shall have been duly paid to the Employee, and (ii) in the event Employee’s separation from the Company arises from any other reason, a period equal to twelve (12) months.

2.2 Employee acknowledges that in light of Employee’s positions at the Company and in view of Employee’s exposure to, and involvement in, the Company’s sensitive and valuable proprietary information, intellectual property and technologies, Confidential Information and Confidential Materials (the “Company’s Material Assets”), the provisions of this Section Error! Reference source not found. are reasonable and necessary to legitimately protect the Company’s Material Assets, and are being undertaken by Employee as a condition to the engagement of Employee by the Company. Employee confirms that Employee has carefully reviewed the provisions of this Section 2, fully understands the consequences thereof and has assessed the respective advantages and disadvantages to Employee of entering into this Undertaking and, specifically, Section 2 hereof. Employee understands that, Employee has the right to consult with counsel prior to signing this Undertaking. By signing this Undertaking, Employee confirms that Employee has had ample time to exercise such right.

2.3 Employee acknowledges and agrees that the enforcement of the covenants in this Section 2, and otherwise in this Undertaking, is not contingent upon the payment of any additional cash consideration, and that any payments (if any) made to Employee by the Company during the post-termination period set forth in Section 2.1 above (such as severance or non-compete payments, on certain circumstances) shall not limit or otherwise affect the enforceability of the covenants for the entire period set forth above, and that good and valid consideration exists for the covenants herein apart from any cash consideration, and that such covenants are separately justified, appropriate and based on legitimate business reasons, regardless of the circumstances surrounding Employee’s separation from the Company.

3.	Ownership of Inventions.

3.1 Employee will notify and disclose in writing to the Company, or any persons designated by the Company from time to time, all information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, made or conceived or reduced to practice or learned by Employee, either alone or jointly with others, during Employee’s engagement with the Company (including after hours, on weekends or during vacation time) (all such information, improvements, inventions, trademarks, works, designs, trade secrets, formulae, processes, techniques, know-how, and data are hereinafter referred to as the “Invention(s)”) immediately upon discovery, receipt or invention as applicable.

3.2 Employee agrees that all of the Inventions are, upon creation, considered Inventions of the Company, shall be the exclusive property solely of the Company and its assignees, and the Company and its assignees shall be the sole owner of all patents, copyrights, trade secrets and all other rights of any kind or nature, including moral rights, in connection with such Inventions. Employee hereby irrevocably and unconditionally assigns to the Company all the following with respect to any and all Inventions: (i) title, rights and interest in and to such Inventions, (ii) title, rights and interest in and to any patents, patent applications, and patent rights, including any and all continuations or extensions thereof; (iii) rights associated with works of authorship, including copyrights and copyright applications, Moral Rights (as defined below) and mask work rights; (iv) rights relating to the protection of trade secrets and confidential information; (v) design rights and industrial property rights; (vi) any other proprietary rights relating to intangible property including trademarks, service marks and applications therefor, trade names and packaging and all goodwill associated with the same; and (vii) all rights to sue for any infringement of any of the foregoing rights and the right to all income, royalties, damages and payments with respect to any of the foregoing rights. Employee also hereby forever waives and agrees never to assert any and all Moral Rights Employee may have in or with respect to any Inventions, even after termination of Employee’s engagement with the Company. “Moral Rights” means any right to claim authorship of a work, any right to object to any distortion or other modification of a work, and any similar right, existing under the law of any country in the world, or under any treaty. The Employee further acknowledges and agrees that all copyrightable works included in the Inventions shall be “works made for hire” within the meaning of the Copyright Act of 1976, as amended (17 U.S.C. §101) (the “Act”), and that the Company shall be the “author” within the meaning of the Act.

3.3 Employee represents that there are no information, improvements, inventions, formulae, processes, techniques, know-how and data, whether or not patentable or registerable under copyright or any similar laws, and whether or not reduced to practice, original works of authorship and trade secrets made or conceived by or belonging to Employee (whether made solely by the Employee or jointly with others) that: (i) were developed by the Employee prior to Employee’s engagement with the Company, (ii) relate to the Company’s actual or proposed business, products or research and development, and (iii) are not assigned to the Company hereunder.

3.4 Employee further agrees to perform, during and after Employee’s engagement with the Company, all acts deemed reasonably necessary or desirable by the Company to permit and assist it, at the Company’s expense, in obtaining, maintaining, defending and enforcing the Inventions in any and all countries. Such acts may include, but are not limited to, execution of documents and assistance or cooperation in legal proceedings. Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents, as Employee’s agents and attorneys-in-fact to act for and on Employee’s behalf and instead of Employee, to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Employee.

3.5 Employee shall not be entitled, with respect to any and all of the above, to any monetary consideration or any other consideration except as explicitly set forth in the Employment Agreement. Without limitation of the foregoing, Employee irrevocably confirms that the consideration explicitly set forth in the Employment Agreement is in lieu of any rights for compensation that may arise in connection with the Inventions under applicable law and waives any right to claim royalties or other consideration with respect to any Invention, including under Section 134 of the Israeli Patent Law, 1967 (or any successor or equivalent law in any jurisdiction). With respect to any and all of the above, any oral understanding, communication or agreement not memorialized in writing and duly signed by an authorized officer of the Company, shall be void.

4.	General.

4.1 Employee represents that the performance of all the terms of this Undertaking and of all of Employee’s duties and services to the Company does not and will not breach any invention assignment, proprietary information, non-compete, confidentiality or similar agreements with, or rules, regulations or policies of, any former employer or other party (including, without limitation, any academic institution or any entity related thereto). Employee acknowledges that the Company is relying upon the truthfulness and accuracy of such representations in engaging Employee.

4.2 Employee acknowledges that the provisions of this Undertaking serve as an integral part of the terms of Employee’s engagement with the Company and reflect the reasonable requirements of the Company in order to protect its legitimate interests with respect to the subject matter hereof. The Employee hereby explicitly acknowledges that the restrictions set forth in this Undertaking are not greater than required and do not unduly burden the Employee.

4.3 It is agreed and understood that if a court of law finds that the Employee has violated Section 2 of this Undertaking, then the restrictions set forth in such section shall automatically be extended for any period of time for which the court finds that the Employee violated such restrictions.

4.4 Employee recognizes and acknowledges that in the event of a breach or threatened breach of this Undertaking by Employee, the Company may suffer irreparable harm or damage and that under such circumstances monetary remedies would be inadequate to protect against any actual or threatened breach of this Undertaking. Without prejudice to any other rights and/or remedies otherwise available to the Company, it is therefore agreed that the Company will be entitled to the granting of equitable relief, including but not limited to injunctive relief and specific performance, in favor of the Company without proof of actual damages to remedy or prevent any breach of this Undertaking (without limitation to any other remedy at law or in equity).

4.5 This Undertaking shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws principles which may result in the application of the laws of any other jurisdiction. Any and all disputes in connection with this Undertaking shall be submitted to the exclusive jurisdiction of the competent courts or tribunals, as applicable, located in the State of New York. It is agreed that each party irrevocably consents to the exercise of personal jurisdiction over such party by such court, agrees that venue shall be proper in such court, and irrevocably waives and releases any and all defenses based on lack of personal jurisdiction, improper venue or Forum non conveniens.

4.6 If any provision of this Undertaking is determined by any court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Undertaking only with respect to such jurisdiction in which such clause or provision cannot be enforced, and the remainder of this Undertaking shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Undertaking. In addition, if any particular provision contained in this Undertaking shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, it shall be construed by limiting and reducing the scope of such provision so that the provision is enforceable to the fullest extent compatible with applicable law.

4.7 The provisions of this Undertaking shall continue and remain in full force and effect following the termination or expiration of the engagement between the Company and Employee, for whatever reason. This Undertaking shall not serve in any manner so as to derogate from any of Employee’s obligations and liabilities under any applicable law.

4.8 This Undertaking constitutes the entire agreement between Employee and the Company with respect to the subject matter hereof and supersedes all prior agreements, proposals, understandings and arrangements, if any, whether oral or written, with respect to the subject matter hereof. No amendment, waiver or modification of any obligation under this Undertaking will be enforceable unless set forth in a writing signed by an authorized officer of the Company. No delay or failure to require performance of any provision of this Undertaking shall constitute a waiver of that provision as to that or any other instance. No waiver granted under this Undertaking as to any one provision herein shall constitute a subsequent waiver of such provision or of any other provision herein, nor shall it constitute the waiver of any performance other than the actual performance specifically waived.

4.9 All notices and other communications under this Undertaking shall be in writing and shall be given in person, by fax, electronic or certified or registered mail, and shall be deemed to have been duly given twenty-four (24) hours after transmission of a fax or electronic email, three (3) days after sending a notice by certified or registered mail, or immediately upon delivery in person or explicit confirmation of receipt.

4.10 This Undertaking, the rights of the Company hereunder, and the obligations of Employee hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives. The Company may assign any of its rights under this Undertaking. Employee may not assign, whether voluntarily or by operation of law, any of its obligations under this Undertaking, except with the prior written consent of an authorized officer of the Company.

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IN WITNESS WHEREOF, the undersigned has executed and delivered this CONFIDENTIALITY AND OWNERSHIP OF INVENTIONS, UNFAIR COMPETITION AND NON-SOLICITATION UNDERTAKING effective as of the date first mentioned above.

Employee:

/s/ Michele Korfin
MICHELE KORFIN	Date:	July 20, 2020